EXHIBIT 99.1




 CERNER ANNOUNCES BOARD ACTIONS: CLIFFORD W. ILLIG ELECTED VICE-
       CHAIRMAN AND AMMENDMENTS TO STOCKHOLDER RIGHTS PLAN

KANSAS CITY, MO -  March 16, 1999   Cerner Corporation
(NASDAQ:CERN) announced today, following its regularly scheduled quarterly Board of Directors meeting on March 12, 1999, that co-founder Clifford W. Illig has been appointed Vice-Chairman of Cerner. Formerly the company's President, Illig's change in title is reflective of a planned shift from his focus on operational responsibilities to a more strategic role. Chairman and Chief Executive Officer Neal L. Patterson will also assume the responsibilities of President of Cerner.

The announcement follows several planned additions to the company's management team. Marvin G. Pember, CPA, MM, joined Cerner in April 1998 as Senior Vice President to manage provider-base solutions. In August 1998, Stan Sword was appointed Chief People Officer with responsibility for positioning Cerner as the employer of choice in the industry. Additionally, Glenn Tobin, PhD, became Chief Operating Officer in September 1998. In this capacity, Tobin is responsible for engineering, consulting and client services in addition to many other company operations. "With these significant additions to our management team and along with Glenn's focus on the day-to-day operations, Cliff's new role at Cerner will allow us the flexibility and freedom to pursue our focus on strategic relationships and initiatives that support our growth," said Patterson.

Recently announced ventures involving Cerner's expansion into the Internet-based physician connectivity and electronic commerce business in partnership with Synetic, Inc., based in Elmwood Park, N.J. and the Radiology Information System and Picture Archive and Communications System (RIS/PACS) alliance with GE Medical Systems of Milwaukee, W.I. are examples of the kinds of strategic relationships Illig has undertaken to build both client and shareholder value.

Illig, who holds a seat on the company's Board of Directors, is also expected to play a more visible role in representing Cerner in the worldwide healthcare marketplace as well as working closely with Patterson on relationships with key healthcare clients. "We have done a good job of attracting highly talented executive leadership to Cerner who have quickly demonstrated their ability to run large elements of the company. I am extremely confident that our day-to-day operations are in good hands" said Illig. "I look forward to directing my energy to deriving maximum value from our strategic relationships and priority corporate initiatives."

The company also announced that the Board of Directors has adopted amendments to modernize Cerner's Stockholders Rights Plan to ensure that it provides state-of-the-art protection against unfair and coercive takeover offers. The amendments include the addition of a "share exchange" feature and certain technical and definitional enhancements. The Stockholder Rights Plan is intended to give the Board of Directors discretion to pursue the Company's growth strategy as an independent company.

The addition of the "share exchange" feature provides the Board with additional flexibility in responding to a hostile takeover attempt when the rights become exercisable (e.g., the acquisition by a person of 15% or more of the outstanding Cerner common stock). The Board will now have the option of exchanging, in whole or in part, each right of each holder (other than rights held by a hostile acquirer and its affiliates and associates, which would become void) for one share of common stock (subject to adjustments for stock splits, stock dividends and similar transactions). This provision is intended to avoid the expense of requiring rights holders to exercise their rights and alleviates the uncertainty as to whether holders will exercise the rights. The dilution caused by implementation of the share exchange feature would be substantial, but not as extensive as the dilution that would potentially occur if all holders were to exercise the rights after they became exercisable.

The amendments to the Stockholder Rights Plan were not undertaken in response to any specific threat to acquire control of Cerner but rather as a precautionary measure to provide Cerner's Board with appropriate flexibility in responding to hostile takeover attempts that might arise in the future.

Cerner Corporation is a leading supplier of clinical and management information and knowledge systems to more than 1,000 healthcare organizations worldwide. Cerner's mission is to connect the appropriate person, knowledge, and resources at the appropriate time and location to achieve the optimal health outcome. Cerner's vision of proactice healthcare management drives innovation in the development of effective solutions for today's healthcare challenges, while creating a foundation for tomorrow's healthy populations.

Cerner is a trademark of Cerner Corporation. Any and all other trademarks listed herein are the property of their respective owners.

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